Exhibit 99.1

Date: 10 November 2005

Release Number: 2005 - 31

Intelsat Reports 2005 Third Quarter Results

Revenues Up 10% Over Prior-year Period

Managed Solutions Continues Solid Growth, Up 28%

Pembroke, Bermuda, November 10, 2005 - Intelsat, Ltd., a global satellite communications leader providing services in over 200 countries and territories, today reported results for the quarter and nine months ended September 30, 2005.

Intelsat, Ltd. and its subsidiaries, referred to as Intelsat or the Company, reported revenue of $293.6 million and a net loss of $54.5 million for the quarter ended September 30, 2005. The Company also reported EBITDA1, or earnings before interest, taxes and depreciation and amortization, of $195.2 million and covenant EBITDA2 of $206.3 million for the quarter ended September 30, 2005.

Intelsat generated strong free cash flow from operations1 of $53.2 million for the third quarter of 2005. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment and payments for deposits on future satellites.

For the first nine months of 2005, Intelsat reported revenue of $876.6 million and a net loss of $259.6 million. EBITDA for the nine-month period was $461.1 million, and covenant EBITDA was $616.9 million.

“Intelsat’s performance in lease services and managed solutions provides improved balance given the continued expected run-off in contracted channel revenue, and operating costs are now reflecting the changes we implemented earlier this year,” said Intelsat, Ltd. CEO David McGlade. “Meanwhile, we are working diligently on securing the necessary approvals for our planned merger with PanAmSat, a landmark transaction that will combine the complementary strengths of two great companies.”

[1]	In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, EBITDA margin, covenant EBITDA and free cash flow from operations figures in this release are non-GAAP financial measures. Please see the financial reconciliation summaries below for information reconciling non-GAAP financial measures to the most directly comparable GAAP financial measures.
[2]	“Covenant EBITDA,” a term based on Consolidated EBITDA, as defined in the Company’s credit agreement dated January 28, 2005, is a pro forma presentation of EBITDA reported as if the Company’s March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. The term also reflects adjustments for certain operating expense items and a reconciliation of covenant EBITDA to EBITDA appears below.

On August 29, Intelsat and PanAmSat Holding Corporation announced that the two companies have signed a definitive merger agreement under which Intelsat will acquire PanAmSat for $25 per share in cash, or $3.2 billion. The transaction will create a premier satellite company that will be a leader in the digital delivery of video content, the transmission of corporate data and the provisioning of government communications solutions. Using a combined fleet of 53 satellites, the company will serve customers in more than 200 countries and territories. Following the transaction, the company is expected to have pro forma annual revenues of more than $1.9 billion and to maintain strong free cash flow from operations, providing significant resources for capital expenditures and debt service.

As was previously announced, at a special meeting of shareholders on October 26, PanAmSat shareholders approved and adopted the merger agreement between the companies. Also on October 26, Intelsat received a request from the United States Department of Justice seeking additional information and documentary materials in connection with the merger. The companies continue to expect to complete the merger in the second or third quarter of 2006.

Financial Results for the Quarter Ended September 30, 2005

Total revenue increased $27.4 million, or 10 percent, to $293.6 million for the quarter ended September 30, 2005 from $266.2 million for the quarter ended September 30, 2004. Revenue highlights include:

•	an increase in lease services of $15.3 million to $189.8 million;

•	a $6.6 million increase in managed solutions revenues, which totaled $29.8 million for the quarter;

•	higher mobile satellite services (MSS) revenues, totaling $15.7 million, an offering of the COMSAT General business which was acquired in October 2004 and integrated into Intelsat General;

•	a decline in channel services revenue of $11.3 million to $54.0 million, reflecting continued business trends in this area.

Total operating expenses for the quarter ended September 30, 2005 were $242.6 million, compared to $201.6 million in the prior year period. The largest component of total operating expenses was depreciation and amortization expense, which increased $30.3 million to $147.3 million due to purchase accounting treatment following the acquisition of Intelsat, Ltd. by Intelsat Holdings, Ltd. (the “Acquisition”) earlier this year, as well as the IS-10-02 and IA-8 satellites, which entered service in August 2004 and July 2005, respectively. These factors were offset in part by the write-off of the IS-804 satellite and the impairment of the IA-7 satellite. The increase in operating expenses was also due to higher Intelsat General direct cost of revenue, offset in part by the impact of our cost control efforts and staff reductions.

Net loss was $54.5 million for the quarter ended September 30, 2005, compared with a net loss of $17.1 million for the quarter ended September 30, 2004. The higher net loss for the 2005 period as compared with the prior year was primarily due to higher operating expenses and interest expense resulting from the financing in connection with the Acquisition and the financing in connection with the payment of a dividend by the Company to Intelsat Holdings, Ltd. in March 2005.

EBITDA increased $42.3 million, to $195.2 million, or 66 percent of revenue, for the quarter ended September 30, 2005 from $152.9 million, or 57 percent of revenue, for the same period in 2004. The 2004 period was negatively affected by the loss from discontinued operations related to the Company’s decision to dispose of its investment in Galaxy Satellite TV Holdings, Ltd. When excluding the impact of the Galaxy loss, which reduced EBITDA in 2004 by $27.8 million, EBITDA as a percentage of revenue was maintained, despite the increased revenue contribution from managed solutions and Intelsat General, both of which carry lower EBITDA margins than traditional fixed satellite services. This was due primarily to our cost control efforts and staff reductions.

Financial Results for the Nine Months Ended September 30, 2005

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd., a Bermuda company formed at the direction of funds advised by or associated with certain private equity firms. For comparative purposes, when we refer in this press release to our results for the nine month period or the nine months ended September 30, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Acquisition) from February 1, 2005 through September 30, 2005.

Total revenue increased $116.1 million, or 15 percent, to $876.6 million for the nine months ended September 30, 2005 from $760.5 million for the nine months ended September 30, 2004. Revenue highlights include:

•	an increase in lease services revenue of $66.7 million to $564.7 million;

•	a $23.4 million increase in revenue from managed solutions, which totaled $78.7 million for the nine month period;

•	higher MSS revenues, totaling $49.7 million;

•	a decline in channel services revenue of $29.7 million to $171.5 million, reflecting recent business trends in this area.

Total operating expenses for the nine months ended September 30, 2005 were $838.8 million, compared to $568.3 million in the year-ago period. Operating expenses in the 2005 nine month period included the $69.2 million non-cash impairment charge related to the Intelsat 804 satellite anomaly recorded in the first quarter of 2005 and $59.7 million of charges associated with the Acquisition. Depreciation and amortization expense increased $90.0 million to $426.3 million for the nine months ended September 30, 2005 due to: purchase accounting treatment following the Acquisition of the Company earlier this year; the IS-10-02 and IA-8 satellites, which entered service in September 2004 and July 2005, respectively; and, a full nine months of depreciation recorded on the Intelsat Americas satellites compared with less than seven months in the prior-year period. These factors were offset in part by the write-off of the IS-804 satellite and the write-down of the IA-7 satellite. The Company also had increased expenses associated with the first full three quarters of Intelsat General activity, among other expense items.

Net loss was $259.6 million for the nine months ended September 30, 2005, compared with net income of $18.2 million for the nine months ended September 30, 2004. The net loss for the 2005 period as compared with the prior year was primarily due to higher operating expenses and higher interest expense resulting from financings in connection with the Acquisition and the financing in connection with the payment of a dividend by the Company to Intelsat Holdings, Ltd. in March 2005.

EBITDA decreased $27.7 million, to $461.1 million, or 53 percent of revenue, for the nine months ended September 30, 2005 from $488.8 million, or 64 percent of revenue, for the same period in 2004. The decrease in EBITDA reflects the impact of the IS-804 write-off and Acquisition-related charges. The EBITDA margin comparison also reflects the impact of managed solutions and Intelsat General, both of which carry lower EBITDA margins than traditional fixed satellite services, somewhat offset by our cost control efforts and staff reductions.

As was previously announced, on November 4, 2005, the Company paid a dividend in the amount of $198.8 million to its parent company, Intelsat Holdings. The dividend was funded from existing cash of the Company’s consolidated subsidiaries. Intelsat Holdings used these funds to repurchase all of its remaining outstanding preferred shares.

Other Financial and Operating Data

At September 30, 2005, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $3.8 billion. At June 30, 2005, Intelsat’s backlog was $3.7 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by service category and customer set in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison By Customer Set And Service Categories

By Customer Set

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2005	2004	2005
Network Services and Telecom	67%	63%	69%	62%
Government	12%	20%	12%	21%
Media	20%	17%	19%	17%
Other	1%	0%	0%	0%

By Service Category

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2005	2004	2005
Lease	66%	65%	66%	64%
Channel	24%	19%	26%	20%
Managed Solutions	9%	10%	7%	9%
Mobile Satellite Services	0%	5%	0%	6%
Other	1%	1%	1%	1%

Update on IS-804 Satellite Failure Review Board

As previously reported, on January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. We established a failure review board (“FRB”) with the manufacturer of IS-804, Lockheed Martin Corporation, to investigate the cause of the anomaly. The IS-804 satellite was a Lockheed Martin 7000 series (“LM 7000 series”) satellite, and we operate three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. The FRB is now expected to release its report during the fourth quarter of 2005. We currently believe, based on the FRB’s analysis, that the IS-804 failure is not likely to have been caused by an IS-804 specific workmanship or hardware element, but is most likely caused by an electro-static discharge event in the battery circuitry that propagated to cause the sudden failure of the high voltage power system. Further, we believe that although this risk exists for our other LM 7000 series satellites, the risk to any individual satellite is low. We do not currently believe that any operational steps or adjustments to our satellite deployment plan are required to mitigate the risk.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on November 10, 2005 to discuss the Company’s third quarter 2005 financial results. Access to the live conference call will be available via the Internet at the Intelsat web site: www.intelsat.com/investors.

A telephone bridge has also been established to accommodate Intelsat’s global investor base. United States-based participants should call (866) 700-6293. Non-U.S. participants should call +1 (617) 213-8835. The participant pass code is 99427783. Participants will have access to a replay of the conference call through November 17, 2005. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 89490182.

About Intelsat

Intelsat is a global communications provider offering flexible and secure services to customers in over 200 countries and territories. Intelsat has maintained a leadership position for over 40 years by distributing video, voice, and data for television and content providers, government and military entities, major corporations, telecommunications carriers, and Internet service providers. Intelsat’s reach, power and expanding solutions portfolio deliver information reliably and quickly to every corner of the globe. For more information, visit www.intelsat.com.

Contact:

Investor Relations and Financial Media:

Dianne VanBeber

+1-202-944-7406

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to Intelsat’s backlog and Intelsat’s proposed acquisition of PanAmSat Holding Corporation. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “plan,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, but are not limited to, insufficient market demand for the services offered by Intelsat; inadequate supply of available Intelsat capacity; the quality and price of services offered by Intelsat’s competitors; the risk of delay in implementing Intelsat’s business strategy; Intelsat’s access to sufficient capital to meet its operating and financing needs, including its proposed acquisition of PanAmSat Holding Corporation; changes in laws and regulations or the inability to obtain or to maintain required governmental authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s Registration Statement on Form S-4 filed on November 4, 2005 and its annual report on Form 20-F for the year ended December 31, 2004 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended September 30, 2004	Three Months Ended September 30, 2005
Revenue	$266,247	293,599

Operating expenses:

Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	34,563	60,445
Selling, general and administrative	47,496	34,832
Depreciation and amortization	116,973	147,285
Restructuring costs	2,605	—

Total operating expenses	201,637	242,562

Operating income from continuing operations	64,610	51,037
Interest expense	37,824	102,897
Interest income	894	2,853
Other income (expense), net	(911)	(3,098)

Income (loss) from continuing operations before income taxes	26,769	(52,105)
Provision for income taxes	16,055	2,405

Income (loss) from continuing operations	10,714	(54,510)
Loss from discontinued operations, net of minority interest	(27,794)	—

Net loss	$(17,080)	$(54,510)

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION TO COMBINED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Nine Months Ended September 30, 2004	Period January 1 to January 31, 2005	Period February 1 to September 30, 2005	Nine Months Ended September 30, 2005
Revenue	$760,538	$97,917	$778,680	876,597

Operating expenses:

Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	114,237	26,939	164,280	191,219
Selling, general and administrative	112,759	55,443	96,395	151,838
Depreciation and amortization	336,256	39,184	387,082	426,266
Impairment of asset value	—	69,227	—	69,227
Restructuring costs	5,002	263	—	263

Total operating expenses	568,254	191,056	647,757	838,813

Operating (loss) income from continuing operations	192,284	(93,139)	130,923	37,784
Interest expense	111,476	13,241	270,335	283,576
Interest income	4,177	191	6,160	6,351
Other income (expense), net	(1,886)	863	(3,775)	(2,912)

Income (loss) from continuing operations before income taxes	83,099	(105,326)	(137,027)	(242,353)
Provision for income taxes	27,111	4,400	12,817	17,217

Income (loss) from continuing operations	55,988	(109,726)	(149,844)	(259,570)
Loss from discontinued operations, net of minority interest	(37,809)	—	—	—

Net income (loss)	$18,179	$(109,726)	$(149,844)	$(259,570)

INTELSAT, LTD.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Net income (loss)	$(17,080)	$(54,510)	$18,179	$(259,570)
Add:
Interest expense	37,824	102,897	111,476	283,576
Provision for income taxes	16,055	2,405	27,111	17,217
Depreciation and amortization	116,973	147,285	336,256	426,266

Subtract: Interest income	894	2,853	4,177	6,351

EBITDA	$152,878	$195,224	$488,845	$461,138

EBITDA margin	57.4%	66.5%	64.3%	52.6%

Note:

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents EBITDA to enhance your understanding of its operating performance. EBITDA margin is defined as EBITDA divided by total revenues. Intelsat uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider EBITDA or EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

RECONCILIATION OF EBITDA TO COVENANT EBITDA

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
EBITDA	$152,878	$195,224	$488,845	$461,138
Add (Subtract):
Satellite Impairment	—	—	—	69,227
Intelsat Americas pro forma	—	—	22,027	—
COMSAT General pro forma	6,150	—	18,450	—
Compensation & benefits adjustments	8,270	2,939	12,608	17,643
Restructuring costs	2,605	—	5,002	263
Transaction - related expenses	4,181	3,407	4,181	55,836
Equity investment losses	1,169	3,606	2,987	7,526
Loss from discontinued operations	27,794	—	37,809	—
Non-recurring and unusual gains/losses	4,150	2,009	12,198	7,578
Non-cash income	—	(861)	—	(2,296)

Covenant EBITDA	$207,197	$206,324	$604,107	$616,915

Note:

Intelsat calculates a measure of EBITDA, called “covenant EBITDA,” based on the term Consolidated EBITDA, as defined in its credit agreement dated January 28, 2005. Covenant EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under our credit agreement. Covenant EBITDA is presented on a pro forma basis, as if the Company’s March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. Covenant EBITDA as presented above is calculated for Intelsat, Ltd. and its subsidiaries. Consolidated EBITDA is a material component of certain covenant ratios in our credit agreement that apply to Intelsat Subsidiary Holding Company Ltd. (“Intelsat Sub Holdco”) and its subsidiaries, such as the consolidated interest coverage ratio, senior secured leverage ratio and total leverage ratio. For credit agreement purposes, consolidated EBITDA is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Covenant EBITDA as presented above includes employee expenses and benefits costs, office expenses, board of directors expenses, intercompany charges and other administrative expenses incurred by Intelsat, Ltd. and Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”). These Intelsat Ltd. and Intelsat Bermuda expenses are not included in a calculation of consolidated EBITDA for Intelsat Sub Holdco and its subsidiaries. Similar measures to covenant EBITDA are also used to test the permissibility of transactions in the covenants related to our senior notes and senior discount notes. However, covenant EBITDA is not a measure of financial performance under GAAP, and our covenant EBITDA may not be comparable to similarly titled measures of other companies. You should not consider covenant EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except share and per share amounts)

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of September 30, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141,320	$407,644
Receivables, net of allowance of $35,343 and $26,624, respectively	228,294	233,620
Insurance receivable	58,320	—
Deferred income taxes	12,854	10,656

Total current assets	440,788	651,920
Satellites and other property and equipment, net	3,637,357	3,453,048
Amortizable intangible assets, net	104,612	512,788
Non-amortizable intangibles assets	255,002	560,000
Goodwill	130,829	122,653
Investment in affiliate	52,246	44,720
Other assets	173,422	174,694

Total assets	$4,794,256	$5,519,823

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$200,000	3,500
Accounts payable and accrued liabilities	246,474	315,131
Deferred satellite performance incentives	7,968	7,336
Deferred revenue	39,566	28,255
Capital lease obligations	5,569	5,741

Total current liabilities	499,577	359,963
Long-term debt, net of current portion	1,742,566	4,777,939
Deferred satellite performance incentives, net of current portion	48,806	41,441
Deferred revenue, net of current portion	123,992	158,118
Accrued retirement benefits	56,016	108,459
Other long-term liabilities	17,478	15,972

Total long-term liabilities	2,488,435	5,461,892

Commitments and contingencies
Shareholder’s equity
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—

Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 167,261,024 shares issued and 160,382,120 shares outstanding as of December 31, 2004	500,000	—
Common stock, $1.00 par value, 12,000 shares authorized, issued and outstanding	—	12
Contributed capital	—	207,833
Paid-in capital	1,301,886	—
Retained earnings (deficit)	610,520	(149,844)
Accumulated other comprehensive (loss) income:
Minimum pension liability, net of tax	(1,367)	—
Unrealized gain (loss) on available-for-sale securities, net of tax	1,600	(70)
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)	—

Total shareholders’ equity	2,305,821	57,931

Total liabilities and shareholders’ equity	$4,794,256	$5,519,823

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

AND RECONCILIATION TO COMBINED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended September 30, 2004	Three Months Ended September 30, 2005
Cash flows from operating activities:
Net income (loss)	$(17,080)	$(54,510)
Loss from discontinued operations, net of minority interest	27,794	—

Income from continuing operations	$10,714	$(54,510)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	116,973	147,284
Impairment charge for IS-804 satellite	—	—
Provision for doubtful accounts	2,651	1,091
Foreign currency transaction loss	(157)	(124)
Deferred income taxes	—	—
Amortization of bond discount and issuance costs	572	16,782
Equity in losses of affiliate	1,169	3,606
Net gain from curtailment of benefit plans	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(6,166)	(8,707)
Other assets	5,512	(4,663)
Accounts payable and accrued liabilities	36,979	(13,004)
Deferred revenue	78,364	(2,832)
Accrued retirement benefits	2,050	634
Other long-term liabilities	—	(517)

Net cash provided by operating activities	248,661	85,040

Cash flows from investing activities:
Payments for satellites and other property and equipment	(30,661)	(31,817)
Payment for rights to orbital location	—	—
Proceeds from insurance receivable	—	—
Payments for asset acquisitions	—	—
Other	—	—

Net cash used in investing activities	(30,661)	(31,817)

Cash flows from financing activities:
Repayment of long-term debt	(200,000)	(875)
Principal payments on deferred satellite performance incentives	(2,002)	(1,376)
Principal payments on capital lease obligations	(130)	(3,626)
Dividend to shareholder	—	—

Net cash provided by (used in) financing activities	(202,132)	(5,877)

Effect of exchange rate changes on cash	157	124
Effect of discontinued operations on cash	1,287	—

Net change in cash and cash equivalents	17,312	47,470
Cash and cash equivalents, beginning of period	379,440	360,174

Cash and cash equivalents, end of period	$396,752	$407,644

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

AND RECONCILIATION TO COMBINED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Nine Months Ended September 30, 2004	Period January 1 to January 31, 2005	Period February 1 to September 30, 2005	Nine Months Ended September 30, 2005
Cash flows from operating activities:
Net income (loss)	$18,179	$(109,726)	$(149,844)	$(259,570)
Loss from discontinued operations, net of minority interest	37,809	—	—	—

Income from continuing operations	$55,988	$(109,726)	$(149,844)	$(259,570)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	336,256	39,184	387,082	426,266
Impairment charge for IS-804 satellite	—	69,227	—	69,227
Provision for doubtful accounts	8,517	(5,799)	(676)	(6,475)
Foreign currency transaction loss	612	75	(565)	(490)
Deferred income taxes	—	2,375	(134)	2,241
Amortization of bond discount and issuance costs	3,336	430	42,848	43,278
Equity in losses of affiliate	2,987	402	7,124	7,526
Net gain from curtailment of benefit plans	—	—	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:			—	—
Receivables	(12,484)	(32,168)	22,806	(9,362)
Other assets	6,802	3,194	(7,474)	(4,280)
Accounts payable and accrued liabilities	53,280	49,932	44,275	94,207
Deferred revenue	70,077	(2,388)	(25,009)	(27,397)
Accrued retirement benefits	5,702	(27)	3,045	3,018
Other long-term liabilities	—	(3,327)	(3,179)	(6,506)

Net cash provided by operating activities	531,073	11,384	320,299	331,683

Cash flows from investing activities:
Payments for satellites and other property and equipment	(264,473)	(953)	(115,594)	(116,547)
Payments for future satellite	(50,000)	—	—	—
Payment for rights to orbital location	(32,000)	—	—	—
Increase in restricted cash	700,000	—	—	—
Proceeds from insurance receivable	141,000	38,561	19,759	58,320
Payments for asset acquisitions	(965,063)	—	—	—
Other	(8,166)	—	—	—

Net cash used in investing activities	(478,702)	37,608	(95,835)	(58,227)

Cash flows from financing activities:
Repayment of long-term debt	(400,000)	—	(202,625)	(202,625)
Proceeds (repayment of) from bond issuance, net	—	—	305,348	305,348
Proceeds from credit facility borrowings	200,000	—	200,000	200,000
Debt issuance costs	(4,000)	—	—	—
Principal payments on deferred satellite performance incentives	(4,152)	(475)	(3,384)	(3,859)
Principal payments on capital lease obligations	(3,251)	—	(5,493)	(5,493)
Dividend to shareholder	—	—	(305,913)	(305,913)

Net cash provided by (used in) financing activities	(211,403)	(475)	(12,067)	(12,542)

Effect of exchange rate changes on cash	(612)	(75)	565	490
Effect of discontinued operations on cash	(20,397)	—	—	—

Net change in cash and cash equivalents	(180,041)	48,442	212,962	$261,404
Cash and cash equivalents, beginning of period	576,793	141,320	189,762	141,320
Cash contribution from Intelsat Holdings, Ltd	—	—	4,920	4,920

Cash and cash equivalents, end of period	$396,752	$189,762	$407,644	$407,644

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in acquisition financing proceeds.

INTELSAT, LTD. AND SUBSIDIARIES

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	($ in thousands)		($ in thousands)
Net cash provided by operating activities	$248,661	$85,040	$531,073	$331,683
Payments for satellites and other property and equipment	(30,661)	(31,817)	(264,473)	(116,547)
Payment for deposit on future satellite	—	—	(50,000)	—

Free cash flow from operations	$218,000	$53,223	$216,600	$215,136

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and payment for deposit on future satellite. Free cash flow from operations is not a measure of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts, investors and other readers of financial information in assessing performance. Free cash flow from operations does not give effect to cash used in connection with investing activities, cash used for debt service requirements or other uses of cash in respect of financing activities, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations as presented herein may not be comparable to similarly titled measures of other companies.

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